Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made on the 3rd day of December, 2008 by and between Dale West (the “Employee”) and TEAMSTAFF, INC., a New Jersey corporation (the “Company”) and is effective as of the 1st day of October, 2008.
W I T N E S S E T H:
WHEREAS, the Company and its subsidiaries are engaged in the business of providing staffing services; and
WHEREAS, the Employee is currently employed by the Company and the Company desires to continue the employment of the Employee and secure for the Company the experience, ability and services of the Employee; and
WHEREAS, the Employee desires to continue her employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements, and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee;
NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:
ARTICLE 1
DEFINITIONS
1.1 Accrued Compensation. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) vacation pay, and (iv) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Cause. Cause shall mean: (i) willful disobedience by the Employee of a material and lawful instruction of the Chief Executive Officer or the Board of Directors of the Company; (ii) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; or (iv) excessive absences from work, other than for illness, Disability or absences for which Employee is eligible under the Family and Medical Leave Act of 1993; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), and (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after her receipt of such notice.
1.3 Change in Control. “Change in Control” shall mean any of the following events:
(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that “Person,” as used in this subparagraph 1.3(a), shall not include any Person who is the Beneficial Owner of 10% or more of the combined voting power of the Company’s outstanding Voting Securities on the date hereof; and provided further that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control.

(i) A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.
(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
(b) Except as otherwise provided in subparagraph 1.3(c)(i), the individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

(c) Approval by stockholders of the Company of:
(i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation. A transaction described in clauses (1) through (2) shall herein be referred to as a “Non-Control Transaction”; or
(ii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, which sale or disposition includes the TeamStaff Rx subsidiary or operating assets, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions;
(iii) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(d) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.
1.4 Continuation Benefits. Continuation Benefits shall be the continuation of the Benefits, as defined in Section 5.1, for the period commencing on the Termination Date and terminating six months thereafter, or such other period as specifically stated by this agreement (the “Continuation Period”) at the Company’s expense on behalf of the Employee and her dependents; and (ii) the level and availability of benefits provided during the Continuation Period shall at all times be subject to the post-employment conversion or portability provisions of the benefit plans. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, her dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5 Disability. Disability shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform her duties with the Company for a period of sixty (60) consecutive days and the Employee has not returned to her full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).
1.6 Fair Market Value. Fair Market Value of a share of Common Stock shall mean (i) if the Common Stock is traded on a national securities exchange or on the Nasdaq Stock Market, the per share closing price of the Common Stock on the principal securities exchange on which the common stock is listed or quoted, as the case may be, on the date determination is required (or if there is no closing price for such date, then the last preceding business day on which there was a closing price); or (ii) if the Common Stock is traded in the over-the-counter market, the per share closing bid price of the Common Stock on the date of determination as reported by FINRA (or if there is no closing bid price for such date, then the last preceding business day on which there was a closing bid price); or (iii) if the Common Stock is traded in the over-the-counter market but bid quotations are not published, the closing bid price per share for the Common Stock as furnished by a broker-dealer which regularly furnishes price quotations for the Common Stock.

1.7 Good Reason. “Good Reason” shall mean without the written consent of the Employee: (A) a material breach of any provision of this Agreement by the Company; (B) failure by the Company to pay when due any compensation to the Employee; (C) a reduction in the Employee’s Base Salary; (D) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement; (E) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; (F) relocation of Employee’s principal place of employment to a location outside a 25 mile radius of the present location in Clearwater, Florida, without the Employee’s written consent; or (G) a Change in Control, provided the event on which the Change in Control is predicated occurs within 90 days of the service of the Notice of Termination by the Employee, it being understood that Employee shall have the right to terminate her employment under this Section 1.6 (G) for any reason or no reason within such 90 day period; provided, however, that the Employee agrees not to terminate her employment for Good Reason pursuant to clauses (A) through (G) unless (a) the Employee has given the Company at least 30 days’ prior written notice of her intent to terminate her employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (b) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.
1.8 Notice of Retention. Notice of Retention shall mean a written notice from the Company to the Employee prior to, or within ten business days after, a Change in Control stating: (A) the Change in Control event; (B) that the Company will retain Employee in Employee’s current position after the date of the Change in Control event; and (C) the period of time (the “Retention Period”) not to exceed the lesser of (i) six months from the date of the Change in Control event specified in the Notice of Retention, or (ii) the Expiration Date, that the Employee will be retained in Employee’s position.

1.9 Notice of Termination. Notice of Termination shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the provision in this Agreement relied upon, if any and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. A Notice of Termination served by the Company shall specify the effective date of termination.
1.10 Pro Rata Bonus. “Pro Rata Bonus” shall mean an amount equal to the lesser of (i) the Targeted Bonus, as defined in Section 4.2, multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the Termination Date, and the denominator of which shall be the number of days in the fiscal year in which Employee was terminated; and (ii) $75,000.
1.11 Severance Payment. “Severance Payment” shall mean an amount equal to the sum of six months of Employee’s Base Salary in effect on the Termination Date. The Severance Payment shall be payable in equal installments on each of the Company’s regular pay dates for executives during the six months commencing on the first regular executive pay date following the Termination Date. The Severance Payment is conditioned on the Employee executing a termination agreement and release in a form reasonably acceptable to the Employee and the Company.
1.12 Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, her date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason; (iii) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of her duties during such period of at least 30 days.

ARTICLE II
EMPLOYMENT
2.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as President of TeamStaff Rx.
ARTICLE III
DUTIES
3.1 The Employee shall, during the term of her employment with the Company, and subject to the direction and control of the Company’s Chief Executive Officer, perform such duties and functions as she may be called upon to perform by the Chief Executive Officer during the term of this Agreement, consistent with her position as President of TeamStaff Rx.
3.2 The Employee shall perform, in conjunction with the Company’s Executive Management, to the best of her ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):
(i) Those duties attendant to the position of President of TeamStaff Rx;
(ii) Establish and implement current and long range objectives, plans, and policies, subject to the approval of the Chief Executive Officer;
(iii) Compliance with local, state and federal regulations and laws governing business operations; and
(iv) Promotion of the relationships of the Company with its employees, customers, suppliers and others in the business community.

3.3 The Employee agrees to devote full business time and her best efforts in the performance of her duties for the Company and any subsidiary corporation of the Company.
3.4 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company and shall include, without limitation, reasonable lodging, transportation and food costs incurred by Employee while traveling.
ARTICLE IV
COMPENSATION
4.1 During the term of this Agreement, Employee shall be compensated initially at the rate of $200,000 per annum, subject to such increases, if any, as determined by the Board of Directors, or if the Board so designates, the Management Resources and Compensation Committee, in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). The base salary shall be paid to the Employee in accordance with the Company’s regular executive payroll periods.
4.2 Employee may receive a bonus in the sole discretion of the Management Resources and Compensation Committee of the Board of Directors. Employee will have an opportunity to earn a cash bonus (the “Targeted Bonus”) of up to 70% of Employee’s Base Salary for each fiscal year of employment. The Bonus will be based on performance targets and other key objectives established by the Chief Executive Officer. Thirty percent of the bonus shall be based on achieving revenue targets, 60 % shall be based on achieving EBITDA targets and 10% shall be based on achieving corporate goals established by the Chief Executive Officer. At the discretion of the Management Resources and Compensation Committee, Employee will be eligible for additional compensation for exceeding performance targets.

4.3 Employee shall receive a quarterly stock bonus (the “Quarterly Bonus”) equal to $12,500 of the Company’s common stock at the end of each quarter of Employment for achieving minimum gross profit levels and increases in travelers on assignment by TeamStaff Rx (the “Performance Criteria”) as set forth below; provided however, that the Quarterly Bonuses for the quarters ending December 31, 2008 and March 31, 2009 shall be deemed earned if the Employee is continuously employed by the Company during such quarters and shall not conditioned on the achievement of any other performance criteria. The value of the common stock shall be the Fair Market Value on the last day of each quarter and shall be deemed vested and earned on the first business day following the close of the quarter.
(i) Performance Criteria
(a) The Performance Criteria for the quarter ending June 30, 2009 shall be an increase in the traveler base from fiscal year end 2008 by at least 75 at an average gross margin of 20%.
(b) The Performance Criteria for the quarter ending September 30, 2009 shall be an increase in the traveler base from fiscal year end 2008 by at least 120 at an average gross margin of 20%.
(c) If TeamStaff Rx fails to achieve the June 30, 2009 Performance Criteria but does achieve the September 30, 2009 Performance Criteria, Employee shall be entitled to receive the June 30, 2009 Quarterly Bonus.
(d) The Performance Criteria for fiscal 2009 shall be established by the Chief Executive Officer.

4.4 The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or hereafter be required to deduct.
4.5 Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors including bonuses and other long term compensation plans.
ARTICLE V
BENEFITS
5.1 During the term hereof, the Company shall provide Employee with the following benefits (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management. The Company shall reimburse Employee, upon presentation of appropriate vouchers, for all reasonable business expenses incurred by Employee on behalf of the Company upon presentation of suitable documentation.
5.2 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.3 Effective October 1, 2008, and continuing during the first year of this Agreement, Employee shall receive an advance (the “Advance”) to reimburse Employee for living expenses not to exceed $3,200 in any month or $36,000 in the aggregate. Living expenses shall include the rent on the Employee’s apartment in Clearwater, Florida, which shall be paid directly by the Company and constitute part of the Advance to be paid Employee under this Section 5.3. In the event (i) Employee is in continuous employment with the Company through September 30, 2009, or (ii) Employee is terminated without cause prior to September 30, 2009, the Advance shall be deemed earned and not repayable or used to offset other compensation. In the event Employee’s employment with the Company is terminated for any reason except death or a termination by the Company without Cause prior to September 30, 2009, the Advance shall be immediately repayable by Employee and, at the Company’s option, may be used to offset any amounts owing to Employee by the Company. The Advance shall be secured by any shares of Common Stock issued by the Company to Employee in course of Employee’s employment.
5.4 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of four (4) weeks per annum.

ARTICLE VI
NON-DISCLOSURE
6.1 The Employee shall not, at any time during or after the termination of her employment hereunder, except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, accounting, personnel and/or staffing business of the Company and its subsidiaries, including information relating to any customer of the Company or pool of temporary or permanent employees, governmental customer or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company (collectively referred to as the “Proprietary Information”). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by her as a consequence of her employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Trade secrets and confidential information shall cease to be trade secrets or confidential information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.
6.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order. If the Company fails to legally acquire said protective order, Employee will not be liable for her cooperation with said request and will not be in violation of this Agreement for her cooperation therewith.

ARTICLE VII
RESTRICTIVE COVENANT
7.1 In the event of the voluntary termination of employment with the Company prior to the expiration of the term hereof, or Employee’s discharge in accordance with Article IX, or the expiration of the term hereof without renewal, Employee agrees that she will not, for a period of six (6) months following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which is involved in the business of providing (i) temporary and/or permanent staffing of governmental employees, travel health professionals and travel nurses, (ii) medical and office administration/technical professionals through Federal Supply Schedule (“FSS”) contracts with both the United States General Services Administration (“GSA”), United States Department of Veterans Affairs (“DVA”), United States Department of Defense (“DOD”) and other federal, state and local entities, and (iii) or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing, during the tenure of Employee’s employment by the Company. Notwithstanding the foregoing, the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII. In furtherance of, and in addition to, the foregoing, Employee shall not during the one year following the Termination Date, directly or indirectly, in connection with any temporary or permanent employee placement, or any business competitive to the business in which the Company was engaged, or in the process of developing during Employee’s tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of her employment; provided, however, commencing six months after the Termination Date, Employee shall be entitled to solicit (i) employees who worked for or under Employee prior to Employee’s employment by the Company, and (ii) customers who were customers of Employee prior to Employee’s employment by the Company.
7.2 If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII
TERM
8.1 This Agreement shall be for a term (the “Initial Term”) commencing on October 1, 2008 (the “Commencement Date”) and terminating on September 30, 2010 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.
ARTICLE IX
TERMINATION
9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:
(i) for Cause;
(ii) without Cause;
(iii) for Disability.
9.2 Employee may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without good reason.
9.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits in lieu of any other compensation or benefits arising under this Agreement or otherwise:
(i) if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;
(ii) if the Employee was terminated by the Company for Disability,
(a) the Continuation Benefits;
(b) the Accrued Compensation;
(c) the Pro-Rata Bonus; and
(d) the Severance Payment; or

(iii) if termination was due to the Employee’s death,
(a) the Accrued Compensation;
(b) the Continuation Benefits; and
(c) the Pro Rata Bonus; or
(iv) if the Employee was terminated by the Company without cause, or the Employee terminates this Agreement for Good Reason,
(a) the Accrued Compensation;
(b) the Severance Payment; and
(c) the Continuation Benefits.
9.4 The amounts payable under this Section 9, shall be paid as follows:
(i) Accrued Compensation shall be paid within five (5) business days after the Employee’s Termination Date (or earlier, if required by applicable law).
(ii) If the Continuation Benefits are paid in cash, the payments shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).
(iii) The Base Salary through the Expiration Date shall be paid in accordance with the Company’s regular pay periods (or earlier, if required by applicable law).
(iv) The Severance Payment be payable in equal installments on each of the Company’s regular pay dates for executives during the six months commencing on the first regular executive pay date following the Termination Date.
9.5 The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.4.

ARTICLE X
TERMINATION OF PRIOR AGREEMENTS
10.1 This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement except for the terms of employee stock option plans, restricted stock grants and option certificates.
ARTICLE XI
RESTRICTED STOCK GRANTS
11.1 The Company hereby grants to Employee 30,000 restricted shares of the Company’s Common Stock, $.001 par value subject to the provisions of the Company’s 2006 Long Term Incentive Plan (the “Plan”).
11.2 One-half of such shares shall vest on September 30, 2009, upon satisfaction of the performance targets and other key objectives established by the Chief Executive Officer for 2009 for Employee’s Targeted Bonus; and one-half of such shares shall vest on September 30, 2010 upon the satisfaction of the performance targets for the Targeted Bonus for 2010. If Employee renders continuous service to the Company from the date hereof to a vesting date, on each such vesting date the Company shall deliver to Employee such number of shares of Common Stock as shall vest on such date.
11.3 In the event of a Change in Control, as defined in Section 1.3, the conditions to the vesting of any outstanding Restricted Stock Awards granted to the Employee under this Article XI shall be deemed void and all such Shares shall be immediately and fully vested and delivered to the Employee.

ARTICLE XII
EXTRAORDINARY TRANSACTIONS
12.1 The Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.
In the event that within ninety days (90) days of a Change in Control, (i) Employee is terminated, or (ii) Employee’s status, title, position or responsibilities are materially reduced and Employee terminates her Employment, the Company shall pay and/or provide to the Employee, the following compensation and benefits:
a.
The Company shall pay the Employee, in lieu of any other payments due hereunder, (i) the Accrued Compensation; (ii) the Continuation Benefits; (ii) any guaranteed Quarterly Bonus; and (iv) as severance, Base Salary for a period of six (6) months payable in equal installments on each of the Company’s regular pay dates for executives during the six months commencing on the first regular executive pay date following the Termination Date; and

b.
The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Employee under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable.

c.	The Advance shall be deemed fully earned.
12.4 In the event the Company serves a Notice of Retention, and Employee diligently performs Employee’s duties during the Retention Period, the Company shall pay Employee, in one lump sum on the first day of the month immediately following the month in which the Retention Period ends, an amount equal to 50% of Employee’s then current Base Salary. In the event the Company fails to serve a Notice of Retention, the Company shall pay Employee, in one lump sum on the first day of the month immediately following the Change in Control, an amount equal to 50% of Employee’s then current Base Salary.
12.5 Notwithstanding the foregoing, if the payment under this Article XII, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under this Agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Employee. The Company shall give notice to the Employee as soon as practicable after its determination that Change in Control payments and benefits are subject to the excise tax, but no later than ten (10) days in advance of the due date of such Change in Control payments and benefits, specifying the proposed date of payment and the Change in Control benefits and payments subject to the excise tax. Employee shall exercise her option under this Section 12.5 by written notice to the Company within five (5) days in advance of the due date of the Change in Control payments and benefits specifying the priority of reduction of the excess parachute payments.

ARTICLE XIII
ARBITRATION AND INDEMNIFICATION
13.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of Florida in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law, who shall not have served as an arbitrator in any matter in which either the Employee or the Company was a party. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.
13.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to her employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Employee’s fraud, deceit or willfulness. The Company shall maintain such insurance as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with her employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section 13.2 are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIV
SEVERABILITY
If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.
ARTICLE XV
NOTICE
For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	TeamStaff, Inc.
1 Executive Drive
Somerset, NJ 08873

WITH A COPY TO:	Victor J. DiGioia
Becker & Poliakoff, LLP
45 Broadway
New York, NY 10006

IF TO THE EMPLOYEE:	Dale West

With a copy

Pamela Elisofon
26 Court Street
Suite 2515
Broadway, New York 11242
ARTICLE XVI
BENEFIT
This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.
ARTICLE XVII
WAIVER
The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVIII
GOVERNING LAW
This Agreement has been negotiated and executed in the State of Florida which shall govern its construction and validity.
ARTICLE XIX
JURISDICTION
Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of Florida, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of Florida.
ARTICLE XX
ENTIRE AGREEMENT
This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

TEAMSTAFF, INC.
By:	/s/ Rick Filipelli
Rick Filippelli
Chief Executive Officer

/s/ Dale West
Dale West
Employee

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